Exhibit 4.4

FIFTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

BY AND AMONG

Oriental Standard Human Resources Holdings Limited

OS Subsidiaries as Listed in Schedule I

Controlled Affiliates as Listed in Schedule II

Wu Lei

Talent Boom Group Limited

Ji Xiang Hu Tong Holding Limited

Pan Lianya

FireDragon Holdings Inc.

Nuzad Limited

DCM IV, L.P., DCM Affiliates Fund IV, L.P.

Buhuovc Limited Partnership

RS Tuyu Enterprise Management Consulting Limited

Hong Kong Red Star Macalline Universal Home Furnishings Limited

Honeysuckle Creek Limited

AND

HUA YUAN INTERNATIONAL LIMITED

Dated February 28, 2021

FIFTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This FIFTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated February 28, 2021, is made and entered into by and among:

1.	Oriental Standard Human Resources Holdings Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	Each of the OS Subsidiaries as listed in the Schedule I of this Agreement;

3.

Each of the Controlled Affiliates as listed in the Schedule II of this Agreement (the Company, each of the OS Subsidiaries, each of the Controlled Affiliates, together with any other Subsidiary of the Company, shall be hereinafter collectively referred to as the “Group Companies”, and each as a “Group Company”);

4.	Wu Lei, a Hong Kong citizen with passport number (“Mr. Wu”);

5.	Talent Boom Group Limited, a company with limited liability organized and existing under the law of the British Virgin Islands (“Talent Boom”);

6.	Ji Xiang Hu Tong Holding Limited, a company with limited liability organized and existing under the law of the British Virgin Islands (“Ji Xiang Hu Tong”);

7.	Pan Lianya, a U.S. citizen with passport number (“Mr. Pan” and collectively with Mr. Wu, Talent Boom, Ji Xiang Hu Tong and FireDragon, the “Founders” and individually, a “Founder”);

8.	FireDragon Holdings Inc., a company with limited liability organized and existing under the law of the British Virgin Islands (“FireDragon”);

9.	Nuzad Limited, a company with limited liability organized and existing under the law of the British Virgin Islands;

10.	DCM IV, L.P. and DCM Affiliates Fund IV, L.P., each a partnership duly formed and validity existing under the laws of the Cayman Islands (collectively, “DCM”);

11.	Buhuovc Limited Partnership, a limited partnership incorporated and validly existing under the laws of the Cayman Islands (“Buhuovc”);

12.	RS Tuyu Enterprise Management Consulting Limited, a private company incorporated and existing under the laws of Hong Kong (“Tuyu”);

13.	Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港红星美凯龙全球家居有限公司), a company incorporated under the Laws of the Hong Kong (“Red Star”);

14.	Honeysuckle Creek Limited, a company with limited liability incorporated and validity existing under the laws of British Virgin Islands (“JD”); and

15.	HUA YUAN INTERNATIONAL LIMITED, a company incorporated and validity existing under the laws of Hong Kong (“Oriza”).

WHEREAS, pursuant to the terms and conditions of the SERIES E PREFERRED SHARES SUBSCRIPTION AGREEMENT (the “Share Subscription Agreement”), as of the date hereof, by and among the Group Companies, Mr. Wu, Talent Boom, JD and other relevant parties, the Company shall issue certain number of Series E Shares to JD and certain other parties.

WHEREAS, FireDragon and Nuzad entered into an instrument of transfer dated as of November 19, 2020, pursuant to which Nuzad shall purchase certain Ordinary Shares from FireDragon.

WHEREAS, the Company, DT Ventures China Fund II, L.P. and/or DT eCommerce Investment Limited and certain other parties entered into certain shares transfer agreements (collectively, the “Shares Transfer Agreements”) pursuant to which, each of JD, Oriza, Tuyu and Buhuovc shall purchase certain Series A Shares, Series B Shares and Series C Shares from DT Ventures China Fund II, L.P. and/or DT eCommerce Investment Limited.

WHEREAS, all parties hereto believe that it is in the best interests of the Group Companies and the Shareholders that provision be made for the continuity and stability of the business and policies of the Group Companies, and, accordingly, desire to make certain arrangements among themselves with respect to the election of directors of the Company and with respect to certain other matters.

WHEREAS, the Group Companies, Mr. Wu, Talent Boom, DCM, Red Star and certain other parties are parties to the Shareholders’ Agreement dated November 24, 2020 (the “Prior Agreement”). The Parties intend to enter into this Agreement to terminate, supersede and replace in its entirety the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

“Acceptance Notice” shall have the meaning ascribed to it in Section 4.2 of this Agreement.

“Acceptance Period for Equity Equivalent” shall have the meaning ascribed to it in Section 3.1 of this Agreement.

“Controlled Affiliate” or “Controlled Affiliates” shall mean the entities set forth in Schedule II of this Agreement.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his spouse, child, sibling, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. The terms “Affiliates” and “Affiliated” have meanings correlative to the foregoing.

“Agreement” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Applicable Principles” shall mean the International Accounting Standards.

“Articles of Association” shall mean the Sixth Amended and Restated Memorandum and Articles of Association of the Company as in effect on February 28, 2021 and as amended and restated thereafter.

“Board” shall mean the board of directors of the Company, as constituted from time to time.

“Board of Arbitration” shall have the meaning ascribed to it in Section 12.2 of this Agreement.

“Bona Fide Purchaser” shall mean any Person who or which has delivered a good faith written offer to purchase all or any portion of a Shareholder’s Shares, including without limitation, the beneficial ownership of any Shareholder’s Shares through the transfer of any of the underlying equity ownership of such Shareholder.

“Buhuovc” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Cayman Islands, Hong Kong or PRC are authorized or required by law or governmental order to close.

“Closing Date” shall have the meaning as defined in the Share Subscription Agreement.

“Code” shall mean the Internal Revenue Code, as amended.

“Company” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Company’s Notice of Intention to Sell” shall have the meaning ascribed to it in Section 3.1 of this Agreement.

“Company’s Second Notice of Intention to Sell” shall have the meaning ascribed to it in Section 3.2 of this Agreement.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Controlled Foreign Corporation” or “CFC” shall have the meaning as set forth in the Internal Revenue Code.

“Co-Sale Share(s)” shall have the meaning ascribed to it in Section 4.3 of this Agreement.

“Co-Sale Shareholder(s)” shall have the meaning ascribed to it in Section 4.3 of this Agreement.

“Deemed Liquidation Event” shall mean (a) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of share capital of this Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the share capital of the Company or the surviving or acquiring entity); or (b) the closing of the transfer (whether by merger, consolidation, share transfer or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company (or the surviving or acquiring entity); or (c) a sale, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

“Dispose” or “Disposition” (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Shareholder’s Shares, and (ii) any agreement, contract or commitment to do any of the foregoing.

“Disposing Shareholder(s)” shall have the meaning ascribed to it in Section 4.1 of this Agreement.

“Disposition Notice” shall have the meaning ascribed to it in Section 4.1 of this Agreement.

“DCM” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Electing Eligible Shareholder(s)” shall have the meaning ascribed to it in Section 3.1 of this Agreement.

“Electing Offeree” shall have the meaning ascribed to it in Section 4.2 of this Agreement.

“Eligible Co-Sale Shareholder(s)” shall have the meaning ascribed to it in Section 4.3 of this Agreement.

“Eligible Shareholder” shall have the meaning ascribed to it in Section 2.1 of this Agreement.

“Encumbrance” or “Encumber” shall mean (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, security interest, or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; (d) any adverse claim as to title, possession, or use, and includes any agreement or arrange for any of the same.

“Equity Equivalents” shall mean any and all shares, interests, participations or other equivalents (however designated) of equity capital of the Company and any rights to acquire the foregoing, including, without limitation, securities exercisable for, convertible into or exchangeable for the foregoing or any rights to acquire any of the foregoing.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“FireDragon” shall have the meaning ascribed to it in the Preamble of this Agreement.

“First Refusal Allocation” shall have the meaning ascribed to in Section 4.2 of this Agreement.

“Founder” or “Founders” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

“Group Company” or “Group Companies” shall have the meaning ascribed to it in the Preamble of this Agreement.

“HKIAC” shall have the meaning ascribed to in Section 12.2 of this Agreement.

“Indebtedness” shall mean as to any Person (a) all obligations of such Person for borrowed money, and (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with the Applicable Principles.

“Internal Revenue Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“JD” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Ji Xiang Hu Tong” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Key Employee” shall have the meaning as defined in the Share Subscription Agreement.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred share and equity related preferences).

“Mr. Pan” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Mr. Wu” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Non-Electing Offeree(s)” shall have the meaning ascribed to it in Section 4.3 of this Agreement.

“Nuzad” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Offered Share(s)” shall have the meaning ascribed to it in Section 4.1 of this Agreement.

“Offeree” shall have the meaning ascribed to it in Section 4.1 of this Agreement.

“Offer Price” shall have the meaning ascribed to it in Section 4.1 of this Agreement.

“Offer Period” shall have the meaning ascribed to it in Section 4.2 of this Agreement.

“Ordinary Director(s)” shall have the meaning ascribed to it in Section 5.1 of this Agreement.

“Oriza” shall mean HUA YUAN INTERNATIONAL LIMITED.

“Outside Sale Notice” shall have the meaning ascribed to it in Section 4.3 of this Agreement.

“OS Subsidiary” or “OS Subsidiaries” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Ordinary Shares” shall mean the ordinary shares, par value US$0.0001 per share, of the Company.

“Ordinary Shareholder” shall mean a holder of the Ordinary Shares, each of the Persons listed on Schedule A attached hereto.

“Passive Foreign Investment Company” or “PFIC” shall have the meaning as set forth in the Internal Revenue Code.

“Permitted Transferee” shall mean (i) in the case of an individual Founder, for bona fide property planning purposes, his/her spouse, parents, or children, or trusts for the benefit of such persons; (ii) in the case of other Founders than individuals, a subsidiary wholly-owned by such Founder; provided, however, that in each case such Person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement by executing a form of Joinder substantially in form attached hereto as Exhibit A.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Directors” shall have the meaning ascribed to it in Section 5.1 of this Agreement.

“Preferred Majority Holders” shall mean the holders representing seventy-five percent (75%) of the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares then outstanding, voting as a single class on an as converted basis and the holders representing fifty percent (50%) of the Series E Shares then outstanding, voting as a single class on an as converted basis.

“Preferred Shareholders” shall mean any of the Series A Shareholders, any of the Series B Shareholders, any of the Series C Shareholders, any of the Series D Shareholders and any of the Series E Shareholders.

“Preferred Shares” shall mean any of the Series A Shares, any of the Series B Shares, any of the Series C Shares, any of the Series D Shares and any of the Series E Shares.

“Qualified IPO” shall mean a firm-commitment public offering by the Company of its Ordinary Shares that (i) (x) has been registered under the Securities Act on the Nasdaq National Market System or New York Stock Exchange in the U.S., the Main- Board Market or the Growth Enterprise Market in Hong Kong or mainland of the PRC, and by a prestigious investment bank as the underwriter, as approved by the majority of the members of the Board, including at least two (2) Preferred Directors or (y) has been registered under any similar act on any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions), and by a prestigious investment bank as the underwriter, as approved by the majority of the members of the Board, including at least two (2) Preferred Directors, (ii) which results in the Ordinary Shares trading publicly immediately after such registration or the shortest lockup period, and (iii) in each case at a price per share implying a pre-money valuation of the Company of at least RMB3.5 billion or equivalent US dollars and yielding gross proceeds to the Company of not less than RMB300 million or equivalent US dollars.

“Qualified Trade Sale” shall have the meaning set forth in Section 4.5 of this Agreement.

“Re-allotment Notice” shall have the meaning set forth in Section 4.2 of this Agreement.

“Red Star” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and among the Company, the Preferred Shareholders and certain other parties thereto dated as of the date hereof.

“Restrictive Period” shall have the meaning set forth in Section 10.1 of this Agreement.

“Right of First Refusal” shall have the meaning set forth in Section 4.2 of this Agreement.

“RMB” shall mean the lawful currency of the PRC.

“Second Acceptance Notice” shall have the meaning set forth in Section 3.2 of this Agreement.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Series A Shares” shall mean the series A redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series A Shareholder” shall mean a holder of Series A Shares, each of the Persons listed on Schedule B attached hereto.

“Series B Shares” shall mean the series B redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series B Shareholder” shall mean a holder of Series B Shares, each of the Persons listed on Schedule C attached hereto.

“Series C Shares” shall mean the series C redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series C Shareholder” shall mean a holder of Series C Shares, each of the Persons listed on Schedule D attached hereto.

“Series D Shares” shall mean the series D redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series D Shareholder” shall mean a holder of Series D Shares, each of the Persons listed on Schedule E attached hereto.

“Series E Shares” shall mean the series E redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Series E Shareholder” shall mean a holder of Series E Shares, each of the Persons listed on Schedule F attached hereto.

“Share Option Plan” shall mean the option plan duly adopted by the Company from time to time.

“Shares” shall mean any of the Ordinary Shares, the Series A Shares, the Series B Shares, the Series C Shares, the Series D Shares and the Series E Shares.

“Shareholders” shall mean any or all of those persons and entities at any time holding any Shares of the Company and “Shareholder” shall mean any one of them.

“Share Subscription Agreement” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Subsidiary” or “Subsidiaries” shall have the meaning ascribed to it in the Share Subscription Agreement.

“Talent Boom” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Trade Sale Offer” shall have the meaning set forth in Section 4.5 of this Agreement.

“UNCITRAL” shall have the meaning ascribed to it in Section 12.2 of this Agreement.

SECTION 2

INFORMATION RIGHTS; INSPECTION RIGHTS

2.1    Information Rights. The Group Companies covenant and agree that, commencing on the date of this Agreement (subject to appropriate adjustment for share splits, share dividends, combinations or the like), the Company will deliver, and the other Group Companies shall procure the Company to deliver, to each Preferred Shareholder, for so long as such Preferred Shareholder (other than JD) holds at least 10,000,000 Preferred Shares and for so long as JD holds any Preferred Share (an “Eligible Shareholder”):

(a)    audited annual consolidated financial statements of the Group Companies, within ninety (90) days after the end of each fiscal year, prepared in accordance with Applicable Principles and audited by an accredited accounting firm acceptable to the Eligible Shareholders;

(b)    unaudited quarterly consolidated financial statements of the Group Companies for such fiscal quarters, within forty-five (45) days of the end of each fiscal quarters;

(c)    unaudited monthly consolidated financial statements of the Group Companies, as well as a monthly operation report of the Group Companies, within thirty (30) days of the end of each month;

(d)    annual consolidated budgets and business plans of the Group Companies within thirty (30) days prior to the end of each fiscal year;

(e)    (x) the equity shareholding structure on a fully diluted basis of the Company within thirty (30) days after the end of each fiscal year, and (y) the prompt notice of any change of the equity shareholding structure of the Company if any such change occurs in any fiscal quarter;

(f)    a copy of the documents or other materials provided to any other shareholders of any Group Company or required to be provided to any Governmental Authority or any stock exchange or commission;

(g)    with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the chief financial officer of the Company certifying that such financials were prepared in accordance with the Applicable Principles consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by the Applicable Principles) and fairly present the financial condition of the Group Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(h)    such other information relating to the financial condition, business or corporate affairs of the Group Companies as the Eligible Shareholders may from time to time request, provided, however, that the Group Companies shall not be obligated under this subsection (h) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2    Options. Unless otherwise approved in accordance with this Agreement or other Transaction Documents, all future employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Ordinary Shares following the date hereof shall be required to execute stock purchase or option agreements providing for (i) (A) vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services (the “Initial Service Period”) for the Group, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter (the “Subsequent Service Period” together with the Initial Service Period, the “Service Period”) or (B) (x) vesting or releasing mechanism for optionees/grantees other than CEO, CFO, COO and CTO based on or in connection with the key performance indicator; (y) vesting or releasing mechanism for CEO, CFO, COO and CTO based on or in connection with the key performance indicator and the valuation of the Company for the Most Recent Financing (as defined below); and (ii) a 180-day lockup period in connection with the Company’s initial public offering. The Company shall retain a right of first refusal on transfers until the Company’s initial public offering and the right to repurchase unvested shares at cost. Unless otherwise approved by the Shareholders in accordance with this Agreement or other Transaction Documents, no agreement relating to the acquisition of Ordinary Shares shall provide for any acceleration of vesting unless (a) the Company is subject to a change of Control whereby at least 50% of the voting power of the Company is transferred and (b) the Company’s repurchase option is not assumed by such acquirer of the Company in the amount and upon terms acceptable to each Preferred Shareholder. The Company shall require the Key Employee to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Board (including at least two (2) Preferred Directors). For the purpose of this Agreement, the “Most Recent Financing” mean the sale of the Equity Securities issued by Company to investor(s) with the principal purpose of raising capital in a closing on or after the date hereof, which occurs nearest to the date of this Agreement.

2.3    D&O Insurance. The Company has as of the date hereof or shall within one hundred twenty (120) days of the date hereof use commercially reasonable efforts to obtain from financially sound and reputable insurers directors’ and officers’ insurance in the amount and upon terms acceptable to each Preferred Shareholder.

2.4    Subsidiary Covenants. The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Company’s Board (including at least two (2) Preferred Directors) such that the Company (i) will Control the operations of any direct or indirect Subsidiary or entity Controlled by the Company (including but not limited to the OS Subsidiaries and Controlled Affiliates), (ii) will be permitted to properly consolidate the financial results for such entity in consolidated financial statements for the Company prepared under the Applicable Principles, and (iii) the composition of the board of directors of each other Group Company or entity Controlled by the Company, whether now in existence or formed in the future, shall be reasonably acceptable to the Company’s Board (including at two (2) Preferred Directors). The Group Companies shall, and shall cause each Group Company and any Subsidiaries or entities it Controls to, comply with the US Foreign Corrupt Practices Act, as amended (or any other applicable anti-bribery or anti-corruption Laws of any relevant jurisdiction). The Company shall take all necessary actions to maintain each other Group Company or entity Controlled by the Company, whether now in existence or formed in the future, as is necessary to conduct the Company’s business as conducted or as proposed to be conducted. The Company shall use its reasonable best efforts to cause each other Group Company or entity Controlled by the Company, whether now in existence or formed in the future, to comply in all respects with all applicable Laws, rules, and regulations. All aspects of such formation, maintenance and compliance of each other Group Company or entity Controlled by the Company, whether now in existence or formed in the future, shall be subject to the review and approval by the Company’s Board (including at least two (2) Preferred Directors) and the Company shall promptly provide the Preferred Shareholders with copies of all material related documents and correspondence. The Company shall cause each other Group Company or entity Controlled by the Company, whether now in existence or formed in the future, to have a board of directors as its governing and managing body and each member thereof shall serve at the pleasure of the Company and shall be reasonably acceptable to the Company’s Board (including at least two (2) Preferred Directors).

2.5    Inspection. The Company shall permit each Eligible Shareholder, at such Eligible Shareholder’s expense, to visit and inspect any Group Company’s properties, to examine its books of account and records and to discuss any Group Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Eligible Shareholder; provided, however, that the Group Company shall not be obligated pursuant to this Section 2.5 to provide access to any information that the Board of the Company reasonably considers to be a trade secret or similar confidential information (including affirmative votes of at least two (2) Preferred Directors).

2.6    The information rights set forth in this Section 2 shall terminate upon consummation of a Qualified IPO.

SECTION 3

PREEMPTIVE RIGHTS

3.1    Subject to Section 12.1 of this Agreement, if at any time the Company wishes to issue any Equity Equivalents to any Person or Persons, the Company shall promptly deliver a notice of its intention to sell (the “Company’s Notice of Intention to Sell”) to the Eligible Shareholders setting forth a description of the Equity Equivalents to be issued, the proposed purchase price thereof and terms of sale. Upon receipt of the Company’s Notice of Intention to Sell, the Eligible Shareholder shall have the right to elect to purchase, at the price and on the terms stated in the Company’s Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of (i) a fraction, the numerator of which is such Eligible Shareholder’s aggregate ownership of Equity Equivalents (calculated on an as converted and fully-diluted basis) and the denominator of which is the number of such Equity Equivalents held by all Shareholders (calculated on an as converted and fully-diluted basis) immediately prior to the issuance of Equity Equivalents giving rise to the preemptive right, multiplied by (ii) the number of Equity Equivalents to be issued. Such election is to be made by the Eligible Shareholders (“Electing Eligible Shareholders”) by written notice to the Company within twenty (20) Business Days after receipt by the Eligible Shareholders of the Company’s Notice of Intention to Sell (the “Acceptance Period for Equity Equivalents”).

3.2    If any Eligible Shareholder fails to exercise its preemptive rights pursuant to the Section 3.1 above, the Company shall give notice of such failure (the “Company’s Second Notice of Intention to Sell”) to each other Electing Eligible Shareholder. Such Company’s Second Notice of Intention to Sell may be made by telephone if confirmed in writing within two (2) days. The Electing Eligible Shareholders shall have a right of re-allotment such that they shall have five (5) days from the date such Company’s Second Notice of Intention to Sell was received (the “Second Acceptance Period”) to elect to increase the number of Equity Equivalents they agreed to purchase under Section 3.1 above to include their respective pro rata share of the Equity Equivalents contained in any Company’s Second Notice of Intention to Sell.

3.3    If effective acceptances are not received pursuant to Section 3.2 above in respect of all the Equity Equivalents which are the subject of the Company’s Second Notice of Intention to Sell, then the Company may, at its election, during a period of sixty (60) days following the expiration of the Second Acceptance Period, sell and issue the remaining Equity Equivalents to another Person at a price and upon terms not more favorable to such Person than those stated in the Company’s Notice of Intention to Sell. In the event the Company has not sold the Equity Equivalents, or entered into an agreement to sell the Equity Equivalents, within such sixty (60) day period, the Company shall not thereafter issue or sell any Equity Equivalents without first offering such securities to each Eligible Shareholder in the manner provided in Sections 3.1 and 3.2 hereof. Failure by an Eligible Shareholder to exercise his or its option to purchase with respect to one offering, sale and issuance of Equity Equivalents shall not affect his or its option to purchase Equity Equivalents in any subsequent offering, sale and purchase.

3.4    If an Eligible Shareholder gives the Company notice, pursuant to the provisions of this Section 3, that such Eligible Shareholder desires to purchase any of the Equity Equivalents, payment therefor shall be by check or wire transfer, against issuance of the securities at the executive offices of the Company, within fifteen (15) Business Days after giving the Company such notice, or, if later, the closing date for the sale of such Equity Equivalents.

3.5    The preemptive rights contained in this Section 3 shall not apply to (i) Ordinary Shares issued (A) as a share dividend, stock split, subdivision, combination, recapitalization, or other similar transaction of the Company which is approved by the Preferred Shareholders in accordance with this Agreement and the Articles of Association, (B) pursuant to a public offering, (C) upon the conversion of any Equity Security or debt security of the Company issued on or prior to the date hereof provided that such conversion has been fully disclosed to Red Star, JD and Oriza, (D) upon the exercise of any option, warrant or other right to subscribe for, purchase or otherwise acquire either Ordinary Shares or any Equity Security or debt security convertible into Ordinary Shares, issued prior to the date hereof, provided that such issuance has been fully disclosed to Red Star, JD and Oriza; (ii) the issuance by the Company of Ordinary Shares reserved or to be reserved for issuance upon the exercise of any options, granted or to be granted exclusively to employees, officers, directors or consultants of the Group Companies pursuant to the Share Option Plan.

3.6    The preemptive rights contained in this Section 3 shall terminate immediately upon commencement of a Qualified IPO.

SECTION 4

DISPOSITION OF SHARES

4.1    Subject to Section 12.1 of this Agreement, if an Ordinary Shareholder (the “Disposing Shareholder”) receives an offer from a Bona Fide Purchaser to acquire Shares (or beneficial ownership thereof, including, without limitation, in the case of an Ordinary Shareholder that is an entity, to acquire the underlying equity ownership of such Ordinary Shareholder) and the Disposing Shareholder proposes to accept such offer, prior to accepting such an offer the Disposing Shareholder shall send written notice (the “Disposition Notice”) to the Company, which notice shall state (i) the name of the Disposing Shareholder, (ii) the name and address of the proposed Bona Fide Purchaser, (iii) the number of Shares to be Disposed (or if applicable, in the case of an Ordinary Shareholder that is an entity, the underlying equity ownership of such Ordinary Shareholder) (the “Offered Shares”), (iv) the amount and form of the proposed consideration for the Disposition, (v) any other material business relations between the Disposing Shareholder and the Bona Fide Purchaser, and (vi) the other terms and conditions of the proposed Disposition. In the event that the proposed consideration for the Disposition includes consideration other than cash, the Disposition Notice shall include a calculation of the then fair market value of such consideration and an explanation of the basis for such calculation. The total value of the consideration for the proposed Disposition is referred to herein as the “Offer Price”. The Company shall deliver a copy of the Disposition Notice to the Preferred Shareholders (the “Offerees”) within ten (10) Business Days of its receipt thereof.

4.2    Right of First Refusal. For a period of thirty (30) calendar days after receipt of a Disposition Notice by the Company to the Offerees (the “Offer Period”), the Offerees shall have the right (the “Right of First Refusal”), exercisable by each Offeree through the delivery of an Acceptance Notice as provided in this Section 4.2, to purchase in aggregate all, but not less than all, of its pro-rata portion (with any re- allotment as provided below) of the Offered Shares at a purchase price equal to the Offer Price per Share and upon the other terms and conditions set forth in the Disposition Notice. Each Offeree shall have the right to purchase a number of Offered Shares (such Offeree’s “First Refusal Allocation”) equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree (on an as converted, fully-diluted basis) and the denominator of which is the total number of Shares held by all Offerees (on an as converted, fully-diluted basis) by following the rules specified below:

(a)    The Right of First Refusal of each Offeree under this Section 4.2 shall be exercisable by delivering written notice of exercise (an “Acceptance Notice”) within the Offer Period to the Disposing Shareholder, with a copy to each of the other Offerees. Each Acceptance Notice shall include a statement of the number of Shares held by such Offeree (on an as converted, fully-diluted basis) and its First Refusal Allocation. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree (the “Electing Offeree”) to purchase the relevant number of the Offered Shares determined in accordance with this Section 4.2. The failure of an Offeree to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Offeree’s Right of First Refusal.

(b)    If any Offeree fails to exercise its Right of First Refusal pursuant to this Section 4.2, the Disposing Shareholder shall give notice of such failure (the “Re- allotment Notice”) to each other Electing Offeree. Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Electing Offerees shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was received to elect to increase the number of Offered Shares they agreed to purchase under Section 4.2(a) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.

(c)    Except to the extent the Offerees elect to purchase the Offered Shares under Section 4.2, the Disposing Shareholder may Dispose of the Offered Shares to the Bona Fide Purchaser identified in the Disposition Notice on the terms and conditions set forth in the Disposition Notice; provided, however, that the Disposition is made within three (3) months after the giving of the Disposition Notice.

4.3    Co-Sale Right. Notwithstanding anything to the contrary herein, if the Disposing Shareholder shall sell the Offered Shares subject to the Disposition Notice to the Bona Fide Purchaser, the Disposing Shareholder shall notify in writing (the “Outside Sale Notice”) each Offeree that declines or is deemed pursuant to Section 4.2(a) to have waived its Right of First Refusal (collectively, the “Non-Electing Offerees”), and no such sale shall be made unless and until each Non-Electing Offeree (the “Eligible Co-Sale Shareholder”) shall have been afforded the right exercisable upon written notice to the Company and the Disposing Shareholder within twenty (20) days after receipt of the Outside Sale Notice, to participate in the sale of Shares at the same time and on the same terms and conditions under which the Disposing Shareholder will sell the Offered Shares to the Bona Fide Purchaser. Each such Eligible Co-Sale Shareholder may sell all or any part of that number of Shares (the “Co-Sale Shares”) held by such Eligible Co-Sale Shareholder equal to the product obtained by multiplying (x) the aggregate number of Offered Shares covered by the relevant Disposition Notice(s) by (y) a fraction the numerator of which is the number of Shares (on an as converted, fully-diluted basis) at the time owned by such Eligible Co-Sale Shareholder and the denominator of which is the sum of the aggregate number of Shares (on an as converted, fully-diluted basis) owned by all Eligible Co-Sale Shareholders exercising their co-sale rights under this Section 4.3 (the “Co-Sale Shareholders”) and the number of Shares (on an as converted, fully-diluted basis) then owned by the Disposing Shareholder. To the extent that Co-Sale Shareholders participate in the subject sale of Offered Shares hereunder, the Disposing Shareholder shall be required to proportionately reduce the number of its Shares included in the Offered Shares. No Transfer of the Offered Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Disposition Notice unless the Disposing Shareholder re-offers the Offered Shares subject to the Disposition Notice to the Shareholders in accordance with this Section 4.3.

4.4    The closing of any purchase of the Offered Shares or the Co-Sale Shares by the Electing Offerees and/or the Bona Fide Purchaser shall be held at the principal office of the Company at 11:00 a.m. local time fifty (50) calendar days after the giving of the Disposition Notice or at such other time and place as the parties to the transaction may agree. The said fifty (50) calendar days period shall be extended for an additional period of up to fifty (50) calendar days if necessary to obtain any regulatory approvals required for such purchase and payment. At such closing, the Disposing Shareholder and/or the Co-Sale Shareholder shall, in addition to the delivery of certificates representing the Offered Shares and/or the Co-Sale Shares, deliver duly executed instruments of transfer and the Disposing Shareholder’s and/or the Co-Sale Shareholder’s portion of the requisite transfer taxes, if any. Such Offered Shares and Co-Sale Shares shall be free and clear of any Encumbrances (other than Encumbrances arising hereunder or attributable to actions by the Offerees and/or the Bona Fide Purchaser), and the Disposing Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. The Co-Sale Shareholder shall only be obligated to represent and warrant that it is the beneficial and record owner of the Co-Sale Shares. Each Electing Offeree and/or each Bona Fide Purchaser purchasing the Offered Shares and/or the Co-Sale Shares shall deliver at such closing (or on such later date or dates as may be provided in the Disposition Notice with respect to payment of consideration by the proposed Bona Fide Purchaser) payment in full of the Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Offered Shares and/or the Co-Sale Shares to the Electing Offerees and/or the Bona Fide Purchaser. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares and/or the Co-Sale Shares shall be borne and paid equally by the Disposing Shareholder and any Co-Sale Shareholders on the one hand, and the relevant Electing Offerees and/or the Bona Fide Purchaser on the other. At such closing, the Bona Fide Purchaser shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement by executing a form of Joinder substantially in form attached hereto as Exhibit A.

4.5    Drag-Along Rights. Notwithstanding anything to the contrary herein, in the event that (i) at any time after the Closing Date, the Company receives an offer from a Bona Fide Purchaser that, if consummated, will result in a Deemed Liquidation Event (a “Trade Sale Offer”), and (ii) such Trade Sale Offer is approved by the holders of at least seventy-five percent (75%) of the total issued and outstanding Preferred Shares (the “Drag Holders of Preferred Shares”) and the holders of at least fifty-one percent (51%) of the total issued and outstanding Ordinary Shares (the “Drag Holders of Ordinary Shares”, together with the Drag Holders of Preferred Shares, the “Drag Holders”) and subject to stipulations under Section 4.2 of the Schedule of Rights and Preferences attached to the Articles of Association of the Company (a “Qualified Trade Sale”), then the Company and each Shareholder agree that: (i) the Company shall send written notice (the “Drag-Along Notice”) to all parties to this Agreement within five (5) Business Days of receipt of the Trade Sale Offer, regarding such Qualified Trade Sale; (ii) the Ordinary Shareholder shall sell and transfer, and shall procure all other Shareholders (the “Dragged Holders”) to sell and transfer, their Shares on terms and conditions set forth in the Trade Sale Offer, and to the extent a vote of the Dragged Holders is required to approve such Qualified Trade Sale, each Dragged Holder shall vote the number of Shares of the Company as to which they have beneficial ownership as of the time of the applicable record date in favor of such Qualified Trade Sale, and each Dragged Holder shall execute and deliver all related documentation and take such other action in support of such Qualified Trade Sale as shall reasonably be requested, provided that if the Drag Holders do not include JD, JD shall not be included in the Dragged Holders and shall not be obligated to approve and vote for such Qualified Trade Sale or execute and deliver the foregoing documentation and take the foregoing action. Notwithstanding the foregoing, if such Qualified Trade Sale occurs on or prior to the fifth (5th) anniversary from the Closing Date, the Drag-Along Rights shall not apply unless such Qualified Trade Sale results in aggregate proceeds (the “Trade Sale Proceeds”) of at least US$150,000,000, provided that the Trade Sale Proceeds shall be the pre-Tax consideration to be received by the Company, any Group Companies and/or the Shareholders participated in such Qualified Trade Sale. Notwithstanding anything to the contrary contained herein, (i) the Right of First Refusal set forth in Section 4.2 and the Co-Sale Right set forth in Section 4.3 shall not apply to any Disposition of Shares pursuant to this Section 4.5; and (ii) if JD is not included in the Drag Holder, then JD shall not be subject to any Disposition of Shares pursuant to this Section 4.5 and the Drag-Along Rights set forth in this Section 4.5, provided that, if JD exercises its Right of First Refusal regarding the Qualified Trade Sale, JD shall purchase all, but not less than all, of the shares to be transferred under such Qualified Trade Sale at a purchase price equal to the price and upon the other terms and conditions set forth in the Drag-Along Notice. The Drag-Along Rights set forth in this Section 4.5 shall terminate upon a Qualified IPO.

4.6    The Parties agree that, for purposes of the Disposition restrictions in this Agreement and in other Transaction Documents (as defined in the Share Subscription Agreement), a transaction or series of transactions that result in any sell, assign, pledge, hypothecate, transfer, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to all or any part of any interest of a Shareholder, directly or indirectly, shall be deemed to constitute a Disposition of such Shareholders’ Shares.

SECTION 5

BOARD OF DIRECTORS

5.1    From and after the date hereof, at any annual or extraordinary general meeting called for such purpose, or by written resolution in lieu of a meeting, the Shareholders agree to vote the Shares owned of record or beneficially by them and to otherwise exercise their powers in relation to the Company to maintain a seven-member Board and shall vote and give written consent with respect to, such number of Shares then owned by them (or as to which they then have voting power) as may be necessary to elect the following individuals to the Board: (A) one (1) nominee exclusively designated by DCM, (B) one (1) nominee exclusively designated by Red Star, (C) one (1) nominee exclusively designated by JD (with the other two nominees designated by DCM and Red Star, collectively the “Preferred Directors”), (D) four (4) nominees designated exclusively by the holders of the majority of the Ordinary Shares, one of whom must be the Company’s chief executive officer (the “Ordinary Directors”). In the event that there is any vacancy for any seat of Ordinary Directors, the voting rights and other rights entitled to such Ordinary Director shall vest to Mr. Wu, so long as he is an Ordinary Director, subject to applicable Laws.

5.2    Oriza, as long as it holds any Preferred Shares of the Company, shall have the right to designate one (1) representative (the “Observer”) to attend meetings of the Board in a non-voting observer capacity, provided that such Observer shall agree in writing to hold in confidence with respect to all information so provided.

5.3    A quorum of the Board shall consist of at least four (4) members, including two (2) Preferred Directors. Unless otherwise provided herein or in the Articles of Association, each resolution of the Board shall be adopted by a majority of the Board.

5.4    All directors shall hold office until their respective successors shall have been appointed. The Company shall provide to the directors the same information concerning the Group Companies or any other Affiliates, and access thereto, provided to other members of the Company’s Board and such committees. The reasonable travel expenses incurred by all directors in attending any such meetings shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses.

5.5    The parties hereto will cause the Company’s Board to meet at least once every quarter on as regular a basis as possible, or more frequently to the extent that any of the directors reasonably wishes the Board to meet.

5.6    Subject to applicable Law, each of the Ordinary Directors and the Preferred Directors shall be entitled to appoint alternates to serve at any Board meeting, and each such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative.

5.7    Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the directors for the time being or all the members of a committee of directors (an alternate director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effective as if it had been passed at a meeting of the directors or committee, as the case may be, duly convened and held.

5.8    Any director of the Company may be removed from the Board in the manner allowed by Law and the Company’s Articles of Association, but with respect to a Preferred Director, only upon the vote or written consent of the party or parties entitled to designate such director.

5.9    At any time at the request of DCM, or Red Star, the Group Companies and the Founders shall, and shall ensure and procure that, to the extent permitted by the applicable Laws, the board of directors of any or all of the Group Companies, whether now in existence or formed in the future (depending on the request of DCM or Red Star), shall be re-constituted so that it shall have the same number of directors as the Company, and DCM and Red Star shall be entitled to designate or nominate the same number of directors to any Group Company, whether now in existence or formed in the future, as it is entitled to designate or nominate to the Company.

5.10    In the event that the Board establishes any committee (including but without limitation audit committee and compensation committee), each of the committees of the Board shall include the Preferred Director designated by JD. The Board may determine or amend from time to time the procedures and functions of such committees. All decisions of each committee shall be made by a majority of the members of such committee, provided that no committee shall have authority to determine any action listed under Section 6 of this Agreement of any Group Company, unless otherwise authorized in accordance with Section 6 of this Agreement.

SECTION 6

PROTECTIVE PROVISIONS

6.1    Subject to the stipulations in Section 4.2 of the Schedule of Rights and Preferences attached to the Articles of Association of the Company, each Group Company shall not, and each Founder shall procure each Group Company not to, take any of the actions specified in Section 4.2 of the Schedule of Rights and Preferences attached to the Articles of Association of the Company without first obtaining the prior approval of the Preferred Shareholders holding at least seventy-five percent (75%) of the total issued and outstanding Preferred Shares (calculated on an as-converted basis), and the Ordinary Shareholders holding at least fifty-one percent (51%) of the total issued and outstanding Ordinary Shares, respectively and voting as separate classes. In addition, subject to the stipulations in Section 4.2 of the Schedule of Rights and Preferences attached to the Articles of Association of the Company, each Group Company shall not, and each Founder shall procure each Group Company not to, take any action that would result in, (i) any alteration or amendment to the Articles of Association or similar constitutive document of the Group Company or (ii) winding up, dissolution or liquidation of the Group Company or appointment of receiver, manager or judicial manager or like officer of the Group Company, in each case without first obtaining the approval of the Preferred Shareholders holding at least seventy-five percent (75%) of the total issued and outstanding Preferred Shares (calculated on an as- converted basis), and the Ordinary Shareholders holding at least fifty-one percent (51%) of the total issued and outstanding Ordinary Shares, respectively and voting as separate classes.

6.2    For avoidance of any doubt, Section 6.1 above shall not alter or affect in any manner the Red Star Veto Rights and the JD Veto Rights as defined in the Articles of Association, and each Group Company shall not, and each Founder shall procure each Group Company not to, take any of the actions specified in Section 4.2(A)(b) of the Schedule of Rights and Preferences attached to the Articles of Association without obtaining the prior approval of Red Star, or take any of the actions specified in Section 4.2(A)(c) of the Schedule of Rights and Preferences attached to the Articles of Association without obtaining the prior approval of JD.

SECTION 7

LEGEND ON SHARE CERTIFICATES

Each existing or replacement certificate for shares now owned or hereafter acquired by any Shareholder shall bear the following legend until such time as the Shares represented thereby are no longer subject to the provisions hereof

“THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT AMONG ORIENTAL STANDARD HUMAN RESOURCES HOLDINGS LIMITED AND CERTAIN DIRECT OR INDIRECT HOLDERS OF ITS OUTSTANDING SHARE CAPITAL, AS SUCH AGREEMENT MAY BE AMENDED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE TO THE SECRETARY OF ORIENTAL STANDARD HUMAN RESOURCES HOLDINGS LIMITED.”

SECTION 8

DURATION OF AGREEMENT

The rights and obligations of each Shareholder under this Agreement shall terminate as to such Shareholder upon the transfer of all Shares owned by such Shareholder in accordance with this Agreement. Upon the earlier occurrence of a Deemed Liquidation Event (to the extent that such Deemed Liquidation Event has not been waived pursuant to the Articles of Association) or the consummation of a Qualified IPO, the rights and obligations of each Shareholder under this Agreement shall terminate, provided that the rights and obligations of each Party under this Agreement due to the occurrence of the Deemed Liquidation Event shall be applicable and binding on each Party until each Preferred Shareholder has received the amount of distribution entitled to be received by such Preferred Shareholder in accordance with the Articles of Association.

SECTION 9

REPRESENTATIONS AND WARRANTIES

Each Shareholder represents and warrants to the other Shareholders as follows:

9.1    The execution, delivery and performance of this Agreement by such Shareholder will not violate any provision of Law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Shareholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, charge or Encumbrance of any nature whatsoever upon any of the properties or assets of such Shareholder.

9.2    This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

9.3    The Shares of such Shareholder listed on Schedule A or Schedule B or Schedule C or Schedule D or Schedule E or Schedule F hereto constitute all of the shares of equity capital owned by such Shareholder and, except as set forth in the Transaction Documents (as defined in the Share Subscription Agreement), such Shareholder does not have any right or obligation to acquire any additional shares of equity capital of the Company.

9.4    The Founders as the Ordinary Shareholders hereby acknowledges the rights conferred upon Preferred Shareholders by the Registration Rights Agreement.

SECTION 10

LOCK UP PERIOD AND IPO PROPOSAL

10.1    The Founders agree that, except to their Permitted Transferee, they will not directly or indirectly sell, transfer or otherwise Dispose of any of their Equity Securities in the Company prior to a Qualified IPO (the “Restrictive Period”) without the written consent of the holders of at least seventy-five percent (75%) of the Preferred Shares (on an as converted basis). For the avoidance of doubt, the Founders’ direct or indirect transfer of any of their Equity Securities in the Company or in Talent Boom or Ji Xiang Hu Tong (as provided in Section 10.2 below) to their Permitted Transferee shall not release any obligations and liabilities that the Founders shall undertake and assume under the Transaction Documents as a Founder of the Company.

10.2    In addition to Section 10.1 above, Mr. Wu further agrees that he will not sell, directly or indirectly transfer or Dispose any of his equity interest in Talent Boom, Ji Xiang Hu Tong and/or the Company, or issue any new shares or equity interest in Talent Boom and/or Ji Xiang Hu Tong to any third party without prior written consent of the holders of at least seventy-five percent (75%) of the Preferred Shares (on an as- converted basis). Each of Talent Boom and Ji Xiang Hu Tong further agrees that it will not sell, transfer or Dispose any of its equity interest in the Company, or issue any new shares or equity interest to any third party without prior written consent of the holders of at least seventy-five percent (75%) of the Preferred Shares (on an as-converted basis). In addition to Section 10.1 above, Mr. Pan further agrees that he will not sell, directly or indirectly transfer or Dispose any of his equity interest in FireDragon or the Company, or issue any new shares or equity interest in FireDragon to any third party without prior written consent of the holders of at least seventy-five percent (75%) of the Preferred Shares (on an as-converted basis). FireDragon further agrees that it will not sell, transfer or Dispose any of its equity interest in the Company, or issue any new shares or equity interest to any third party without prior written consent of the holders of at least seventy- five percent (75%) of the Preferred Shares (on an as-converted basis).

10.3    For avoidance of any doubt, if any Founder is released from the restrictions set forth in Section 10.1 and/or Section 10.2, his/its Disposition of any Ordinary Shares shall continue to be subject to the terms of this Agreement, including without limitation the Right of First Refusal set forth in Section 4.2 hereof and the Co- Sale Right set forth in Section 4.3 hereof.

10.4    Each Shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial firm-commitment public offering by the Company of its Ordinary Shares and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 10.4 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the initial offering are intended third-party beneficiaries of this Section 10.4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the initial offering that are consistent with this Section 10.4 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all holders subject to such agreements pro rata based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Ordinary Shares of each holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

10.5    Mr. Wu, Talent Boom and Ji Xiang Hu Tong hereby agree and undertake that, whenever any of the following events occurs - (i) the latest audited consolidated annual revenue of the Group Companies exceeds US$100 million (inclusive), or (ii) the latest audited consolidated after-tax net profits of the Group Companies exceeds US$100 million (inclusive), or (iii) the latest equity financing by the Group Companies exceeds US$10 million and the market valuation of the Group Companies after such equity financing is no less than US$100 million, they will request to convene the meeting of Shareholders and/or the Board in accordance with the Articles of Association and the applicable Laws within thirty (30) days after the occurrence of any of the above events, and submit the proposal of initial public offering of the Company in USA to the vote. Mr. Wu, Talent Boom and Ji Xiang Hu Tong further undertake to Red Star and JD that he/it will vote in favor of such proposal of initial public offerings in the meeting of the Shareholders so held, and he/it will vote and procure the Ordinary Directors to vote in favor of such proposal of initial public offerings in the Board meeting so held.

10.6    Without prejudice to any rights of any Preferred Shareholder to transfer its Shares contained herein or in other Transaction Documents (as defined in the Share Subscription Agreement), Mr. Wu, Talent Boom and Ji Xiang Hu Tong hereby further undertake to Red Star that, whenever any of the following events occur - (i) if Mr. Wu, Talent Boom or Ji Xiang Hu Tong fails to request to convene the meeting in accordance with Section 10.5, or (ii) if the proposal of initial public offerings in USA as described in Section 10.5 is rejected in the meeting of Shareholders and/or the Board, or (iii) Red Star has held any Shares of the Company and become a shareholder of the Company for more than thirty-six (36) months, Mr. Wu, Talent Boom and Ji Xiang Hu Tong shall, upon Red Star’s request, use all his/its best efforts to cooperate with Red Star and facilitate the completion of Red Star’s transfer of the Shares held by it to any third party, and shall not, in any circumstances, restrict or prohibit, or permit or allow other parties to restrict or prohibit Red Star’s proposed transfer of its Shares. For avoidance of doubt, none of the aforementioned in this Section 10.6 shall be deemed to restrict or prohibit Red Star’s transfer of any Shares at any time to any third party after the closing date of the Company’s series D financing (which shall be March 27, 2017).

10.7    Without prejudice to any rights of any Preferred Shareholder to transfer its Shares contained herein or in other Transaction Documents (as defined in the Share Subscription Agreement), Mr. Wu, Talent Boom and Ji Xiang Hu Tong hereby further undertake to JD that, whenever any of the following events occur - (i) if Mr. Wu, Talent Boom or Ji Xiang Hu Tong fails to request to convene the meeting in accordance with Section 10.5, or (ii) if the proposal of initial public offerings in USA as described in Section 10.5 is rejected in the meeting of Shareholders and/or the Board, or (iii) JD has held any Shares of the Company and become a shareholder of the Company for more than thirty-six (36) months, Mr. Wu, Talent Boom and Ji Xiang Hu Tong shall, upon JD’s request, use all his/its best efforts to cooperate with JD and facilitate the completion of JD’s transfer of the Shares held by it to any third party, and shall not, in any circumstances, restrict or prohibit, or permit or allow other parties to restrict or prohibit JD’s proposed transfer of its Shares. For avoidance of doubt, none of the aforementioned in this Section 10.7 shall be deemed to restrict or prohibit JD’s transfer of any Shares at any time to any third party after the Closing Date.

10.8    Without prejudice to any rights of any Preferred Shareholder to transfer its Shares contained herein or in other Transaction Documents (as defined in the Share Subscription Agreement), Mr. Wu, Talent Boom and Ji Xiang Hu Tong hereby further undertake to Oriza that, whenever any of the following events occur - (i) if Mr. Wu, Talent Boom or Ji Xiang Hu Tong fails to request to convene the meeting in accordance with Section 10.5, or (ii) if the proposal of initial public offerings in USA as described in Section 10.5 is rejected in the meeting of Shareholders and/or the Board, or (iii) Oriza has held any Shares of the Company and become a shareholder of the Company for more than thirty-six (36) months, Mr. Wu, Talent Boom and Ji Xiang Hu Tong shall, upon Oriza’s request, use all his/its best efforts to cooperate with Oriza and facilitate the completion of Oriza’s transfer of the Shares held by it to any third party, and shall not, in any circumstances, restrict or prohibit, or permit or allow other parties to restrict or prohibit Oriza’s proposed transfer of its Shares. For avoidance of doubt, none of the aforementioned in this Section 10.8 shall be deemed to restrict or prohibit Oriza’s transfer of any Shares at any time to any third party after the Closing Date.

10.9    Mr. Wu undertakes and covenants to Red Star and JD that, as long as Red Star or JD or its respective Affiliate holds any Equity Securities in any Group Company, he shall remain as an employee, director or any other management position of any of the Group Companies, and his resignation hereunder shall be subject to the approval by Red Star and JD in writing in advance. Mr. Wu further undertakes and covenants to Red Star and JD that, as long as (x) he remains an employee, director or any other management position of any of any Group Company, or (y) he beneficially owns any shares, securities or interests of any Group Company, he shall commit all of his efforts to furthering the business of the Group Companies and shall not, without the prior written consent of Red Star and JD, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whose business is competing with the Group Companies whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote any time to carry out the business operation of any other entity, except for a passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing.

10.10    Subject to Section 12.1 of this Agreement and the standard lock-up period as required by applicable security laws and security exchange, each Preferred Shareholder may freely transfer any Preferred Shares of the Company now or hereafter owned or held by such Preferred Shareholder without any limitation; provided, however, that (i) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Shares that are being assigned to such transferee, and (ii) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Preferred Shareholder (as the case may be) and be subject to all applicable restrictions set forth in this Agreement, by executing a form of Joinder substantially in form attached hereto as Exhibit A.

SECTION 11

TAX MATTERS

11.1    The Company shall not, without the written consent of each Preferred Shareholders, issue or transfer securities in the Company to any investor if following such issuance or transfer the Company, in the determination of counsel or accountants for any Preferred Shareholders, would be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the securities held by Preferred Shareholders. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to each Preferred Shareholder: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide each Preferred Shareholder with access to the Company information as may be required by such Preferred Shareholder to determine the Company’s status as a CFC to determine whether Preferred Shareholders is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the Code) on its United States federal income tax return, or to allow such Preferred Shareholder to otherwise comply with applicable United States federal income tax laws. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a CFC and regarding whether any portion of the Company’s income is Subpart F income. In the event that the Company is determined by the Company’s tax advisors or by counsel or accountants for such Preferred Shareholder to be a CFC with respect to the securities held by such Preferred Shareholder, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F income. In the event that the Company is determined by counsel or accountants for such Preferred Shareholder to be a CFC with respect to the securities held by such Preferred Shareholder, the Company agrees, to the extent permitted by Law, to annually make dividend distributions to such Preferred Shareholder sufficient to enable such Preferred Shareholder to defray its U.S. federal income tax liabilities (if any) arising from any “Subpart F income” resulting to it from such CFC status.

11.2    The Company will not be at any time during the calendar year in which the Closing occurs a “passive foreign investment company” within the meaning of Section 1297 of Code (a “PFIC”). The Company shall use its best efforts to avoid being a PFIC. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify each Preferred Shareholder of such status or risk, as the case may be. In connection with a “Qualified Electing Fund” election made by such Preferred Shareholder pursuant to Section 1295 of the Code or a “Protective Statement” filed by such Preferred Shareholder pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to such Preferred Shareholder in the form and substance satisfactory to such Preferred Shareholder as soon as reasonably practicable following the end of each taxable year of such Preferred Shareholder (but in no event later than 90 days following the end of each such taxable year), and shall provide such Preferred Shareholder with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that such Preferred Shareholder who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees, to the extent permitted by Law, to make a dividend distribution to such Preferred Shareholder (no later than 90 days following the end of such Preferred Shareholder’s taxable year or, if later, 90 days after the Company is informed by such Preferred Shareholder that such Preferred Shareholder has been required to recognize such an income inclusion) sufficient to enable such Preferred Shareholder who has made a “Qualified Electing Fund” election to defray their U.S. federal income tax liabilities arising from the “Qualified Electing Fund” election.

11.3    The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the company is treated as corporation for United States federal income tax purposes.

11.4    The Company shall make due inquiry with its tax advisors on at least an annual basis regarding whether the Preferred Shareholder’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B (and the Company shall duly inform the Preferred Shareholders of the results of such determination), and in the event that the Company’s tax advisors or such Preferred Shareholder’s tax advisors determine that such Preferred Shareholder’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from such Preferred Shareholder, to provide such information to such the Preferred Shareholder as may be necessary to fulfill such Preferred Shareholder’s obligations thereunder.

SECTION 12

COVENANTS

12.1 Put	Option.

(i)

In addition and without prejudice to any other rights, privileges or protections entitled to JD under this Agreement and other Transaction Documents, for so long as JD holds an aggregate number of the Preferred Shares (or Ordinary Shares upon conversion of such Preferred Shares) no less than the Preferred Shares JD held immediately after the Closing (which shall be 2,105,667,292), JD shall have the rights, privileges and protections set forth in this Section 12.1. For purposes of this Section 12.1:

(A)	“Change of Control Transaction with JD Adverse Person” has the meaning set forth in Section 12.1(ii)(B);

(B)	“Collaboration Option” has the meaning set forth in Section 12.1(iv);

(C)

“Change of Control Transaction” shall mean the following transactions with any Person(s) : (x) a sale, transfer, lease, license or otherwise disposition of all or substantially all of the assets, businesses, goodwill or intellectual property of any Group Company to any Person(s); (y) any consolidation, reorganization, amalgamation or merger of any Group Company with or into any Person(s), or any other corporate reorganization or scheme of arrangement, including a sale or acquisition of Equity Securities of any Group Company, in which the shareholders of such Group Company or shareholders of other Group Companies immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving company immediately after such transaction; and (z) a share purchase, share exchange or tender offer in which at least fifty percent (50%), by voting power, of the Equity Securities of any Group Company are transferred, or a transaction or series of related transactions in which any Person(s) acquires any Equity Securities of any Group Company such that, immediately after such transaction or series of related transactions, such Person(s) holds Equity Securities of such Group Company representing more than fifty percent (50%) of the outstanding voting power of such Group Company;

(D)	“Financing with JD Adverse Person” has the meaning set forth in Section 12.1(ii)(A);

(E)	“JD Deliberation Period” means a period of thirty (30) days upon JD’s receipt of the applicable Notice of Offer;

(F)	“Notice of Offer” means, as the case may be, a written notice of the Financing with JD Adverse Person, Change of Control Transaction with JD Adverse Person or Share Sale with JD Adverse Person;

(G)

“Offering Party” means any JD Adverse Person that offers to conduct any Financing with JD Adverse Person or Change of Control Transaction with JD Adverse Person with any Group Company, or that offers to conduct any Share Sale with JD Adverse Person with any Shareholder of the Company (other than JD);

(H)	“Offered Shares” means the Shares that any Shareholder (other than JD) proposes to sell or transfer to the Offering Party in the case of a Share Sale with JD Adverse Person;

(I)	“Put Option Notice I” has the meaning set forth in Section 12.1(iii)(B);

(J)	“Put Option Notice II” has the meaning set forth in Section 12.1(iv)(B);

(K)	“Put Option Notice III” has the meaning set forth in Section 12.1(v)(B);

(L)	“Put Option Transaction I” has the meaning set forth in Section 12.1(iii)(B);

(M)	“Put Option Transaction II” has the meaning set forth in Section 12.1(iv)(B);

(N)	“Put Option Transaction III” has the meaning set forth in Section 12.1(v)(B);

(O)	“Put Price” means,

(a) with respect to a Financing with JD Adverse Person, the highest of: (1) the purchase price per share of the Company as offered by the Offering Party, (2) the price per share of the Company as calculated based on the post- money valuation of the Company immediately after the closing of a transaction or series of transactions pursuant to which the Company issues and sells its shares with the principal purpose of raising capital prior to the consummation of the Financing with JD Adverse Person, (3) the per share fair market value of the Shares of the Company as determined by an intermediary organ appointed by the majority of the members of the Board, including JD Director, (4) an amount equal to one hundred (100%) of the investment amount of JD (including the amount with respect to JD Share Transfer) (the “JD Investment Amount”) plus a compounded annual return at the rate of 8% per annum, and plus all dividends declared but unpaid with respect thereto; or

(b) with respect to a Change of Control Transaction with JD Adverse Person, the highest of: (1) the purchase price per share of the Company as reasonably calculated based on the acquisition price offered by the Offering Party, (2) the price per share of the Company as calculated based on the post-money valuation of the Company immediately after the closing of a transaction or series of transactions pursuant to which the Company issues and sells its shares with the principal purpose of raising capital prior to the consummation of the Change of Control Transaction with JD Adverse Person, (3) the per share fair market value of the Shares of the Company as determined by an intermediary organ appointed by the majority of the members of the Board, including JD Director, (4) an amount equal to one hundred (100%) of the JD Investment Amount plus a compounded annual return at the rate of 8% per annum, and plus all dividends declared but unpaid with respect thereto; or

(c) with respect to a Share Sale with JD Adverse Person, the highest of: (1) the price per share at which the Transferring Shareholder transfers the Offered Shares to the Offering Party, (2) the price per share of the Company as calculated based on the post-money valuation of the Company immediately after the closing of a transaction or series of transactions pursuant to which the Company issues and sells its shares with the principal purpose of raising capital prior to the consummation of the Change of Control Transaction with JD Adverse Person, (3) the per share fair market value of the Shares of the Company as determined by an intermediary organ appointed by the majority of the members of the Board, including JD Director, (4) an amount equal to one hundred (100%) of the JD Investment Amount plus a compounded annual return at the rate of 8% per annum, and plus all dividends declared but unpaid with respect thereto;

(P)	“Share Sale with JD Adverse Person” has the meaning set forth in Section 12.1(ii)(C);

(Q)	“Target Business” has the meaning set forth in Section 12.1(ii)(D);

(R)	“Target Company” has the meaning set forth in Section 12.1(vi)(D);

(S)	“Transferring Shareholder” has the meaning set forth in Section 12.1(v)(A).

(ii)	Without the prior written consent of JD,

(A)

no Group Company shall discuss or close the sale of any Equity Securities or any other instruments convertible into the Equity Securities or debt securities of any Group Company with any JD Adverse Person, any financing transaction of any Equity Securities or any other Instruments convertible into the Equity Securities or debt securities of any Group Company with any JD Adverse Person (each, a “Financing with JD Adverse Person”);

(B)	no Group Company shall discuss or close any of the Change of Control Transaction with any JD Adverse Person (each, a “Change of Control Transaction with JD Adverse Person”);

(C)

no Shareholder (other than JD) shall transfer any Share directly or indirectly to any JD Adverse Person (other than any share transfer that is a Change of Control Transaction with JD Adverse Person) (the “Share Sale with JD Adverse Person”);

(D)

no Group Company shall conduct any strategic or business collaboration with any JD Adverse Person, including without limitation, establishing joint venture, partnership or strategic alliance with any JD Adverse Person (the “Target Business”).

(iii)

(A) Subject to Section 12.1(ii)(A), in the event that any Offering Party offers to conduct any Financing with JD Adverse Person with any Group Companies, the Company shall, within three (3) Business Days after receipt of such offer, deliver to JD a copy of such offer by the Offering Party and the Notice of Offer, describing in reasonable details including, without limitation, the number and type of Equity Securities to be sold or transferred, the nature of such sale or transfer, the price or consideration to be paid and any other material terms upon which the Financing with JD Adverse Person is to be consummated.

(B) If JD delivers a written notice (the “Put Option Notice I”) within the JD Deliberation Period to the Company requiring (x) the Company or the Founders to repurchase all or any portion of JD’s Shares in the Company at the Put Price in a Financing with JD Adverse Person (the “Put Option Transaction I”), the Company shall be deemed to have obtained the consent of JD approving the Financing with JD Adverse Person, and the Company shall consummate or cause the Offering Party, to consummate the Put Option Transaction I within ninety (90) days upon delivery of the Put Option Notice I by JD. Any attempt by any Group Company not in compliance with Section 12.1(ii) and this Section 12.1(iii) to make any Financing with JD Adverse Person shall be null and void and of no force and effect and JD shall be entitled to request the Company or request the Company to cause the Offering Party to repurchase or purchase, as case may be, all or any portion of JD’s Shares in the Company at five (5) times of the Put Price for Put Option Transaction I.

(C) For the avoidance of doubt, if JD does not respond in writing within the JD Deliberation Period, then JD shall be deemed to disapprove the Financing with JD Adverse Person.

(iv)

(A) Subject to Section 12.1(ii)(B), in the event that any Offering Party offers to conduct any Change of Control Transaction with JD Adverse Person with any Group Companies, the Company shall, within three (3) Business Days after receipt of such offer, deliver to JD a copy of such offer by the Offering Party and the Notice of Offer, describing in reasonable details including, without limitation, the number and type of the assets, businesses, goodwill or intellectual property (as applicable) to be sold or transferred, the nature of such sale or transfer, the price or consideration to be paid and any other material terms upon which the Change of Control Transaction with JD Adverse Person is to be consummated.

(B) If JD delivers a written notice (the “Put Option Notice II”) within the JD Deliberation Period to the Company requiring the Company to cause the Offering Party to purchase all or any portion of JD’s Shares in the Company at the Put Price in a Change of Control Transaction with JD Adverse Person (the “Put Option Transaction II”), the Company shall be deemed to have obtained the consent of JD approving the Change of Control Transaction with JD Adverse Person, and the Company shall consummate or cause the Offering Party, to consummate the Put Option Transaction II within ninety (90) days upon delivery of the Put Option Notice II by JD. Any attempt by any Group Company not in compliance with Section 12.1(ii) and this Section 12.1(iv) to make any Change of Control Transaction with JD Adverse Person shall be null and void and of no force and effect and JD shall be entitled to request the Company or request the Company to cause the Offering Party to repurchase or purchase, as case may be, all or any portion of JD’s Shares in the Company at five (5) times of the Put Price for Put Option Transaction II.

(C) For the avoidance of doubt, if JD does not respond in writing within the JD Deliberation Period, then JD shall be deemed to disapprove the Control Transaction with JD Adverse Person.

(D) Notwithstanding the foregoing provisions of this Section 12.1(iv), in the event that any Offering Party offers to conduct any Change of Control Transaction with any Person(s) (other than JD Adverse Person) with any Group Companies (the “Change of Transaction with Non-JD Adverse Person”), each Group Company hereby grants JD a right of first refusal with respect to any Change of Transaction with Non-JD Adverse Person. If any Group Company (the “Target Company”) wishes to conduct any Change of Control Transaction with Non-JD Adverse Person, it shall first negotiate in good faith with JD for such Change of Control Transaction with Non-JD Adverse Person. If JD refuses or fails to reach any agreement with respect to such Change of Control Transaction with Non-JD Adverse Person with the Target Company within twenty (20) Business Days, then the Target Company may solicit other offers and engage in negotiations with any third party (other than JD Adverse Person and/or the Shareholders) (the “Potential Collaborator”) with respect to that specific Change of Control Transaction with Non-JD Adverse Person. Prior to concluding any such agreement with the Potential Collaborator, the Target Company must offer JD the option (the “Collaboration Option”) to accept the terms and conditions that it has agreed with the Potential Collaborator. If JD does not exercise the Collaboration Option within forty-five (45) days after receipt of such offer, then within ninety (90) days following the expiration of such forty-five (45) day period, the Target Company may enter into an agreement with the Potential Collaborator at the same conditions and terms that are offered to JD. If the Target Company has not entered into such agreement with the Potential Collaborator within such ninety (90) day period, the Target Company shall not thereafter conduct of close the Change of Control Transaction with Non JD Adverse Person, without first again complying with this Section 12.1(iv)(D).

(v)

(A) Subject to Section12.1(ii)(C), in the event that any Offering Party offers to conduct any Share Sale with JD Adverse Person with any Shareholder (other than JD) (the “Transferring Shareholder”), the Transferring Shareholder shall, within three (3) Business Days after receipt of such offer, deliver to JD a copy of such offer by the Offering Party and the Notice of Offer, describing in reasonable details the proposed share sale or transfer, including, without limitation, the number of the Offered Shares, the nature of such sale or transfer, the considerations to be paid, and the name and address of the Offering Party.

(B) If JD delivers a written notice (the “Put Option Notice III”) within the JD Deliberation Period to the Transferring Shareholder requiring the Transferring Shareholder to purchase all or any portion of JD’s shares in the Company at the applicable Put Price in a Share Sale with JD Adverse Person (the “Put Option Transaction III”, together with the Put Option Transaction I and the Put Option Transaction II, each a “Put Option Transaction”), the Transferring Shareholder shall be deemed to have obtained the consent of JD approving the Share Sale with JD Adverse Person, and the Transferring Shareholder shall consummate the purchase of JD’s shares as required within ninety (90) days upon JD’s delivery of the Put Option Notice III.

(D) Any transaction of the Share Sale with JD Adverse Person by any Shareholder (other than JD) and the Company which is not in compliance with Section 12.1(ii) and this Section 12.1(v) shall be null and void and of no force and effect and JD shall be entitled to request the Transferring Shareholder to purchase, all or any portion of JD’s Shares in the Company at five (5) times of the Put Price for Put Option Transaction III.

(E) For the avoidance of doubt, if JD does not respond in writing within the JD Deliberation Period, then JD shall be deemed to disapprove such Share Sale with JD Adverse Person.

(vi)

For purposes of Section 12.1(iii), Section 12.1(iv) and Section 12.1(v), to the extent that JD requests a Put Option Transaction or requests the Company or the Founders to repurchase all or any portion of its Shares in the Company pursuant to Section 12.1(iii), Section 12.1(iv) or Section 12.1(v), the shareholders of the Company (other than JD) shall, and the Company shall cause all the other shareholders to (a) vote, or give their written consent, if and when necessary, with respect to such transactions; and (b) take all actions reasonably necessary to consummate such transactions.

(vii)

For the purpose of this Agreement, “JD Adverse Persons” shall mean the entities that are set forth in Exhibit B and whose businesses are in direct competition with the businesses conducted by JD.com, Inc. and its Affiliates.

12.2    Favorable Terms. The Group Company and the Founders jointly and severally undertake to JD that in the event any Group Company grants, issues, or provides any existing Shareholder (other than JD) any right, privilege or protection more favorable than those granted to JD (the “JD Favorable Terms”), then JD shall have the right to acquire such JD Favorable Terms and have them apply to (i) the shares JD is entitled to purchase and (ii) JD’s shares already in its possession; provided that, in the case the purchase price per share paid by any new investor is lower than purchase price per share paid by JD, JD shall have the right to acquire any right, privilege or protection more favorable than those granted to JD enjoyed by such new investor and have them apply to (i) the shares JD is entitled to purchase and (ii) JD’s shares already in its possession. The Group Company and the Founders jointly and severally undertake to Oriza that in the event any Group Company (A) grants, issues, or provides any existing Shareholder (other than JD) any right, privilege or protection more favorable than those granted to Oriza or (B) grants, issues, or provides JD any right, privilege or protection more favorable than those granted to Oriza (other than those already provided under the Transaction Documents (the “Oriza Favorable Terms”), then Oriza shall have the right to acquire such Oriza Favorable Terms and have them apply to (i) the shares Oriza is entitled to purchase and (ii) Oriza’s shares already in its possession; provided that, in the case the purchase price per share paid by any new investor is lower than purchase price per share paid by Oriza, Oriza shall have the right to acquire any right, privilege or protection more favorable than those granted to Oriza enjoyed by such new investor and have them apply to (i) the shares Oriza is entitled to purchase and (ii) Oriza’s shares already in its possession.

SECTION 13

MISCELLANEOUS

13.1    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF HONG KONG.

13.2    Arbitration.

(a)    Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be finally settled by a board of arbitration consisting of three members (hereinafter referred to as the “Board of Arbitration”) under the rules of the United Nations Commission on International Trade Law (“UNCITRAL”). The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”), and the language used in the arbitral proceedings shall be English.

(b)    The claimant or claimants (collectively) and the respondent or respondents (collectively) in the arbitral proceeding shall each select one member to the Board of Arbitration and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty days after their selection, such third member shall thereafter be selected by the HKIAC upon application made to it for such purpose by the members.

(c)    The arbitral proceeding shall accord the right of cross- examination of witnesses, the right to provide witnesses, including expert witnesses, and the right to make both written and oral submissions.

(d)    The arbitral award made and granted by the Board of Arbitration shall be final, binding and incontestable and may be used as a basis for judgment thereon in any court having jurisdiction. All costs of arbitration (including, without limitation, those incurred in the appointment of arbitrator) shall be apportioned in the arbitral award.

(e)    No person who is, or has been, an employee or agent of, or consultant or counsel to, the Shareholders, the Company or any of their respective Affiliates shall be eligible to act as an arbitrator at any time.

(f)    This Agreement and the rights and obligations of the Shareholders and the Company shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(g)    Notwithstanding this Section 12.2 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

13.3    Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Shareholder hereunder are assignable in connection with the transfer (subject to applicable securities and other laws) of Shares held by such Shareholder but only to the extent of such transfer; provided, however, that (i) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Shares that are being assigned to such transferee, and (ii) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as an Ordinary Shareholder or Preferred Shareholder (as the case may be) and be subject to all applicable restrictions set forth in this Agreement, by executing a form of Joinder substantially in form attached hereto as Exhibit A. This Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.

13.4    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile, commercial express courier service, e-mail or personal delivery:

(a)    if to the Company, any Group Company or Mr. Wu:

c/o Oriental Standard Technology (Beijing) Co., Ltd.

5/F No. 6 Haidian Zhong Street

Haidian District, Beijing 100080 China

Fax No.:[                ]

Attention: Larry Wu

with a copy to:

Han Kun Law Offices

Suite 9069/F, Office Tower C1, Oriental Plaza

1 East Chang An Avenue, Dongcheng District Beijing 1000738, China

Fax No.: +86 10 8525 5511

E-mail: dafei.chen@hankunlaw.com

Attention: Chen Dafei

(b)    if to the Preferred Shareholders, at the Preferred Shareholders’ addresses set forth on Schedule B, Schedule C, Schedule D, Schedule E and Schedule F hereto.

(c)    if to FireDragon or Mr. Pan:

[                     ]

Tel: [             ]

Fax: [             ]

Attn: Pan Lianya

Email: [                     ]

(d)    if to Nuzad:

[                 ]

Tel: / Fax: /

Attn: YING Zhizhao (应郅昭)

Email: /

or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Shareholder agrees, at all times, to provide the Company with an address for notices hereunder. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial express courier service; or if faxed or e-mailed, when transmission is confirmed on sender’s fax machine.

13.5    This Agreement constitutes the entire agreement among the Shareholders with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings (including without limitation, the Prior Agreement), oral or written, among any or all of the Shareholders relating to such subject matter and the subject matter contained in Section 7.5 of the Series D Preferred Shares Subscription Agreement dated March 27, 2017 by and among the Group Company and certain other parties. Each of the Shareholders hereby further acknowledges and agrees that, except for provisions set forth in the Transaction Documents, there is no any effective agreements, commitments, statements, warranties or arrangements, whether oral or written, related to transfer of Shares and/or options, the adjustment of Shares or valuation of the Company or any other valuation adjustment by and among any Group Company, any Shareholder and/or certain other parties prior to the Closing Date.

13.6    Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.7    If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

13.8    This Agreement (including the exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Preferred Majority Holders and the holders of at least fifty-one percent (51%) of the Ordinary Shares (calculated on an as-converted basis). Notwithstanding the foregoing, (a) the provisions of Section 5.1(A) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of DCM, (b) the provisions of Section 5.1(B) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Red Star, (c) the provisions of Section 5.1(C), Section 12.1 and Section 12.2 may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of JD, and (d) no amendment or waiver shall be effective or enforceable in respect of Oriza if such amendment or waiver adversely and materially affects Oriza or in a manner different from other holders of the same class or series of Shares as Oriza holds; (e) no amendment or waiver shall be effective or enforceable in respect of any Shareholder if such amendment or waiver affects such Shareholder materially, unless with such Shareholder’s consents in writing to such amendment or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Party hereunder.

13.9    The Company shall use its best endeavors to procure all future holders of the Company’s Ordinary Share to enter into this Agreement and subject to the terms and conditions hereof as an Ordinary Shareholder. The Preferred Shareholders and Company hereby agree that such holders of Ordinary Shares may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this Section or any consent or approval of any other Preferred Shareholder.

13.10    If, during the continuance of this Agreement, there shall be any conflict between the provisions of this Agreement and the provisions of the Articles of Association then, during such period, the provisions of this Agreement shall prevail as between the Shareholders only over the Articles of Association and in the event of such conflict the Shareholders shall procure at the request of any of the Shareholders such modification to the Articles of Association as shall be necessary to cure such conflict to the fullest extent permissible by law. The Shareholders will not, by amendment of the Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of this Agreement or the Articles of Association, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Shares against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares receivable on the conversion of the Preferred Shares, (b) will at all times reserve and keep available the maximum number of its authorized Ordinary Shares, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Preferred Shares, and (c) will take such action as may be necessary or appropriate in order that all Ordinary Shares as may be issued pursuant to the conversion of the Preferred Shares will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, Liens and charges with respect to the issue thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE COMPANY:

Oriental Standard Human Resources Holdings Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE FOUNDERS:

Wu Lei

By:	/s/ Wu Lei
Name:	Wu Lei

Talent Boom Group Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

Ji Xiang Hu Tong Holdings Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE FOUNDERS:

Pan Lianya

By:	/s/ Pan Lianya
Name:	Pan Lianya

FireDragon Holdings Inc.

By:	/s/ Pan Lianya
Name:	Pan Lianya
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE OS SUBSIDIARIES:

Comptree International

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

Comptree Inc

By:	/s/ Joseph Huang
Name:	Joseph Huang
Title:	Authorized Signatory

Tmall Inc.

By:	/s/ Joseph Huang
Name:	Joseph Huang
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE OS SUBSIDIARIES:

Oriental Standard (Japan) Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

BTM (Japan) Limited

By:	/s/ Wang Xubin
Name:	Wang Xubin (王旭滨)
Title:	Authorized Signatory

Giga Cloud Logistics (Hong Kong) Limited

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE OS SUBSIDIARIES:

(English translation: Oriental Standard Network Technology (Suzhou) Co., Ltd.)

(Company Seal)

Company seal is affixed

By:	/s/ Hao Xinya
Name:	Hao Xinya (郝心言)
Title:	Legal Representative

(English translation: Oriental Standard Technology (Beijing) Co., Ltd.)

(Company Seal)

Company seal is affixed

By:	/s/ Wu Lei
Name:	Wu Lei
Title:	Legal Representative

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE CONTROLLED AFFILIATES:

Blitz Distribution GmbH

By:	/s/ Dong Chao
Name:	Dong Chao (董超)
Title:	Authorized Signatory

DECOBUS HANDEL GMBH

By:	/s/ Wan Xin
Name:	Wan Xin (万欣)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE CONTROLLED AFFILIATES:

BTM株式会社
(English translation: BTM Co., Ltd.)

By:	/s/ Wang Xubin
Name:	Wang Xubin (王旭滨)
Title:	Authorized Signatory

(English translation: DAIKENUNSOH Co., Ltd.)

By:	/s/ Chu Letu
Name:	Chu Letu (楚勒图)
Title:	Authorized Signatory

GIGA CLOUD LOGISTICS INC

By:	/s/ Xu Kunming
Name:	Xu Kunming (徐坤明)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE CONTROLLED AFFILIATES:

B.T.M TRAVEL AND TRADING LTD

By:	/s/ Zhang Yin
Name:	Zhang Yin (章寅)
Title:	Authorized Signatory

COMHARBOR LIMITED

By:	/s/ Zhang Yin
Name:	Zhang Yin (章寅)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE CONTROLLED AFFILIATES:

BRIHOME LIMITED

By:	/s/ Xu Nuo
Name:	Xu Nuo (徐诺)
Title:	Authorized Signatory

Công ty TNHHTMDV Comptree Viêt Nam

By:	/s/ Le Thi Kim Thoa
Name:	Le Thi Kim Thoa
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

THE CONTROLLED AFFILIATES:

苏州大健云仓国际货运代理有限公司 (English translation: Suzhou Dajianyun Transport Co., Ltd.)

(Corporate Seal)

Company seal is affixed

By:	/s/ Xu Kunming
Name:	Xu Kunming (徐坤明)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Nuzad:

Nuzad Limited

By:	/s/ Ying Zhizhao
Name:	YING Zhizhao (应郅昭)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

DCM:

DCM IV, L.P.

By:	/s/ Matthew C. Bonner
Name:	Matthew C. Bonner
Title:	Authorized Signatory

DCM Affiliates Fund IV, L.P.

By:	/s/ Matthew C. Bonner
Name:	Matthew C. Bonner
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Buhuovc:

Buhuovc Limited Partnership

By:	/s/ Li Zhujie
Name:	Li Zhujie (李祝捷)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Tuyu:

RS Tuyu Enterprise Management Consulting Limited

By:	/s/ Chen Long
Name:	陈珑 (English translation: Chen Long)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

RED STAR:

Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港红星美凯龙全球家居有限公司)

By:	/s/ Che Jianxing
Name:	CHE, Jianxing (车建兴)
Title:	Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

JD:

Honeysuckle Creek Limited

By:	/s/ Wang Nani
Name:	Wang Nani
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

ORIZA:

HUA YUAN INTERNATIONAL LIMITED

Company seal is affixed

By:	/s/ Liu Chengwei
Name:	Liu Chengwei (刘澄伟)
Title:	Authorized Signatory

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

SCHEDULE I

LIST OF OS SUBSIDIARIES

SCHEDULE II

LIST OF CONTROLLED AFFILIATES

SCHEDULE A

ORDINARY SHAREHOLDER

SCHEDULE B

SERIES A SHAREHOLDERS

SCHEDULE C

SERIES B SHAREHOLDERS

SCHEDULE D

SERIES C SHAREHOLDERS

SCHEDULE E

SERIES D SHAREHOLDERS

SCHEDULE F

SERIES E SHAREHOLDERS

Exhibit A

EXHIBIT A-1

FORM OF JOINDER - ORDINARY SHAREHOLDER

Exhibit A

EXHIBIT A-2

FORM OF JOINDER – PREFERRED SHAREHOLDER

Exhibit B

LIST OF JD ADVERSE PERSONS